Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Triterras Fintech Pte Ltd:

We consent to the use of our report dated 28 August 2020, with respect to the statements of financial position of Triterras Fintech Pte Ltd (the ‘Company’) as of 28 February 2019 and 28 February 2020, the related statement of comprehensive income, changes in equity, and cash flows for each of the years in the year ended 28 February 2019 and 28 February 2020, and the related notes (collectively, the ‘financial statements’), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-4 of Netfin Holdco.

KPMG LLP

Singapore

26 October 2020